UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 ( Amendment No. 1 )

Filed by Registrant	☑

Filed by Party other than Registrant	☐

Check the appropriate box:

☑	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement	☐	Definitive Additional Materials

☐	Soliciting Materials Pursuant to §240.14a-12

DIVERSIFIED PRODUCT INSPECTIONS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
$_____ per share as determined under Rule 0-11 under the Exchange Act.
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

Diversified Product Inspections, Inc.
1059 East Tri-County Blvd.
Oliver Springs, Tennessee 37840
(865) 482-8480

To The Shareholders of Diversified Product Inspections, Inc.:

We are pleased to invite you to attend a special meeting of the shareholders (the “Shareholders Meeting”) of Diversified Product Inspections, Inc. (“DPI”), a Delaware corporation, which will be held at 9:30 a.m. on February 27, 2009 at the offices of DPI, 1059 East Tri-County Blvd, Oliver Springs, Tennessee 37840.  The proposal to be considered and voted on at the Shareholders Meeting is:

•	to approve the sale of substantially all of the assets of DPI.

Our Board of Directors recommends a vote For the proposal.

Our Board of Directors has fixed the close of business on January 5, 2009 as the record date (the “Record Date”) for a determination of shareholders entitled to notice of, and to vote at, the Shareholders Meeting or any adjournment thereof.  You may access the Proxy Statement and the Annual Report at www.dpi-inc.com/investors.php.

If You Plan to Attend

Please note that space limitations make it necessary to limit attendance to shareholders. Registration and seating will begin at 9:00 a.m. Shares of common stock can be voted at the Shareholders Meeting only if the holder is present in person or by valid proxy. Shareholders holding stock in brokerage accounts (“Street Name”) will need to bring a copy of a brokerage statement reflecting stock ownership as of the Record Date in order to attend the meeting; however, Street Name shareholders may only vote by proxy because they are not shareholders of record. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

If you do not plan on attending the meeting or your shares are in Street Name, please vote, date and sign the enclosed proxy and return it in the business envelope provided. Your vote is very important.

By the Order of the Board of Directors

/s/ John Van Zyll
John Van Zyll
Chairman of the Board and Chief Executive Officer

Dated: January __, 2009

Whether or not you expect to attend in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares by signing, dating and returning the enclosed proxy will save DPI the expenses and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option. Your vote is important, so please act today!

Diversified Product Inspections, Inc.
1059 East Tri-County Blvd.
Oliver Springs, Tennessee 37840
(865) 482-8480

Important Notice Regarding the Availability of Proxy Materials for the
Special Meeting of the Shareholders to Be Held on February 27, 2009

Time and Date: 9:30 a.m. Eastern Time on February 27, 2009

Place: Offices of Diversified Product Inspections at: 1059 East Tri-County Blvd, Oliver Springs, Tennessee 37840

Agenda: To approve the sale of substantially all of the assets of DPI.

Our Board of Directors recommends a vote For the proposal

Record Date: January 5, 2009

Proxy Materials: You may access the Proxy Statement and the Annual Report at:
www.dpi-inc.com/investors.php .

Voting: Whether you plan on attending the meeting, please vote as soon as possible by signing, dating and returning the enclosed proxy.

By the Order of the Board of Directors

John Van Zyll
Chairman of the Board and Chief Executive Officer

Dated: January __, 2009

Summary Term Sheet

This summary term sheet, together with the question and answer section that follows, highlights selected information from this Proxy Statement about the Settlement Agreement and Asset Purchase Agreement or the Agreement. Neither this summary nor the discussion under the proposal below contains all of the information that is important to you. You should carefully read the Agreement to fully understand the transaction. The Agreement is attached as Annex A. We encourage you to read the Agreement, as it is the principal document that governs the settlement and asset sale. Each item in this summary includes a page reference directing you to a more complete description of that topic. We have provided references to some of the page numbers in the Agreement where you may find additional information, but reading only specific pages is not a substitute for reading the entire Agreement fully, which we encourage you to do.

Throughout this Proxy Statement, “we,” “our,” “DPI,” or the “Seller” refers to Diversified Product Inspections, Inc. The “Buyer” refers to Diversified Product Inspections, LLC. Management refers to John Van Zyll, Ann Furlong, and Marvin Stacy. The Plaintiffs refers to Sofcon, Limited, EIG Venture Capital, Limited, and EIG Capital Investments, Limited.

Reasons for the Agreement ( Page 9 )

In order to settle pending litigation by the Plaintiffs against DPI and our Management, the parties entered into the Agreement. Because the Plaintiffs are seeking to recover $600,000 plus interest and defending this kind of litigation is expensive, we believe it is in DPI’s and its shareholders’ best interests, if the lawsuit is settled. In order to settle the lawsuit, our shareholders must approve the sale of assets and we must close the Agreement.

Parties to the Agreement ( Page 10 )

Diversified Product Inspections, Inc., a Delaware corporation or DPI, is the Seller;

John Van Zyll, Ann Furlong, and Marvin Stacy, or the Management, are the officers of DPI and of the Buyer;

Diversified Product Inspections, LLC, a Tennessee limited liability company, or the Buyer, is the purchaser of the assets; and

Sofcon, Limited, EIG Venture Capital, Limited, and EIG Capital Investments, Limited, all of which are Belize corporations, are the Plaintiffs in the litigation which will be settled if the shareholders approve the asset sale.

Assets To Be Sold and Liabilities To Be Assumed ( Pages 10-11 )

•	DPI will transfer substantially all of its assets to the Buyer;

•	The Buyer will assume all of the liabilities of DPI;

•	DPI will pay $250,000 to EIG Venture Capital, Limited; and

•	Management will sell 3,000,000 shares of DPI’s common stock to the Plaintiffs and the remaining shares owned by the Management, together with 7,500,000 stock options will be cancelled.

Terms of the Agreement ( Page 11 )

In the Agreement, we make certain representations and warranties and have agreed to certain covenants, and other customary provisions. If the asset sale is approved, DPI will have no assets or liabilities and will have 13,645,990 shares of common stock outstanding in contrast to 20,105,867 outstanding as of the date of this Proxy Statement. The Buyer, which is owned by DPI’s Management, will own all of DPI’s current assets (except $250,000) and assume all of its liabilities including its mortgage indebtedness. As a result of the Agreement, the pending litigation against DPI, John Van Zyll, Ann Furlong and Marvin Stacy alleging violations of securities laws and alleging common law claims of wrongdoing will be dismissed.

You are encouraged to carefully read the Agreement, a copy of which is attached as Annex A to this Proxy Statement.

Voting Required ( Page 16 )

We are required under Delaware General Corporation Law to obtain shareholder approval of the asset sale.  Because Delaware law does not require us to obtain shareholder approval to settle the litigation, we are only asking our shareholders to approve the asset sale.  Approval of the asset sale requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding and entitled to vote at the close of business on the record date of January 5, 2009. If a DPI shareholder abstains from voting or does not vote, either in person or by proxy, it will count as a vote against the asset sale.  If we do not obtain shareholder approval of the asset sale, the Agreement will not close and the litigation will continue.

Voting Agreements ( Page 16 )

Each member of the Management has agreed to vote their shares of common stock in accordance with the votes of the other shareholders. If a majority of the other shareholders vote for the asset sale, the Management shares will be voted in favor of the asset sale. If, on the other hand, a majority of the other shareholders vote no, the Management’s shares will be voted no. Additionally, the Plaintiffs have given the Management an irrevocable proxy to vote 5,077,247 of their shares in favor of the asset sale. Any other shares that the Plaintiffs may or may not beneficially own will not be voted in connection with the approval of the asset sale.

Information Regarding Voting At The Shareholders Meeting

General Information

This Proxy Statement is being sent to the holders of shares of common stock of DPI in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at the special meeting of shareholders (the “Shareholders Meeting”) to be held at 9:30 a.m. on February 27, 2009, at 1059 East Tri-County Blvd., Oliver Springs, Tennessee, 37840. The proxy materials relating to the Shareholders Meeting are first being mailed to shareholders entitled to vote at the meeting on or about January__, 2009.

Answers to Questions that You May Have

Who is Entitled to Vote?

DPI’s Board has fixed the close of business on January 5, 2009 as the record date (the “Record Date”) for a determination of shareholders entitled to notice of, and to vote at, this Shareholders Meeting or any adjournment thereof. On the Record Date, there were 20,105,867 shares of common stock outstanding; however, 35,000 shares are held by DPI as treasury shares. Thus, only 20,070,867 shares are entitled to vote or considered outstanding for purposes of the asset sale.  Each share of DPI’s stock represents one vote.

Who May Attend the Meeting?

If you are a shareholder of record, which means you hold your shares in your name, you may attend the Shareholders Meeting. Shareholders holding shares in brokerage accounts (“Street Name”) will need to bring a copy of a brokerage statement reflecting stock ownership as of the Record Date in order to attend the Shareholders Meeting.

How Do I Vote?

1.	Vote by mail . Mark, date, sign and mail promptly the enclosed proxy (a postage-paid envelope is provided for mailing in the United States); or

2.	Vote in person . Attend and vote at the Shareholders Meeting.

Is My Vote Confidential?

Yes, your vote is confidential. Only the following persons have access to your vote: election inspectors, individuals who help with processing and counting your votes and persons who need access for legal reasons. If you write comments on your proxy, your comments will be provided to DPI, but how you vote will remain confidential.

What Constitutes a Quorum?

To carry on the business of the Shareholders Meeting, we must have a quorum. A quorum is present when a majority of the shares entitled to vote, as of the Record Date, are represented in person or by proxy. Shares owned by DPI are not considered outstanding or to be present at the meeting. The following are votes that are counted as present for the purpose of determining the existence of a quorum at the Shareholders Meeting:

•	votes in favor or against the asset sale;

•	votes by brokers in the absence of instructions from beneficial owners (called broker non-votes); and

•	votes that are entitled to vote at the meeting but are not voted at the direction of the beneficial owner (called abstentions).

What is a Broker Non-Vote?

A broker non-vote occurs when shares are held in Street Name and a broker submits a proxy that does not indicate a vote on a particular proposal because the broker has not received voting instructions from its customer, the beneficial owner, and does not have authority to vote on that proposal without instructions. As mentioned above, broker non-votes are treated as present for the purpose of determining a quorum but are not counted as withheld votes, votes against the proposal in question or as abstentions.

May A Broker Use Discretion In Voting?

No. If your shares are held in Street Name, the broker may not vote those shares without instructions from you.

How Many Votes are Needed for the Proposal to Pass?

The affirmative vote of the majority of shares the outstanding shares entitled to vote (10,035,434 shares) are required to vote in favor of the asset sale.

What Are the Voting Procedures?

Your vote is very important. All properly executed proxy delivered pursuant to this solicitation and not revoked will be voted at the Shareholders Meeting in accordance with the directions given. You may vote in favor of the proposal or against the proposal, or you may abstain from voting on the proposal. You should specify your choice on the accompanying proxy.

Is My Proxy Revocable?

You may revoke your proxy and reclaim your right to vote up to and including the day of the Shareholders Meeting by giving written notice to the Secretary of DPI, by delivering a proxy dated after the date of the proxy or by voting in person at the Shareholders Meeting. All written notices of revocation and other communications with respect to revocations of proxies should be addressed to: Diversified Product Inspections, Inc, 1059 East Tri-County Blvd., Oliver Springs, Tennessee, 37840, Attention: Ann Furlong, or by facsimile (865) 482-8477.

Who is Paying for the Expenses Involved in Preparing and Mailing this Proxy Statement?

All of the expenses involved in preparing, assembling and mailing this Proxy Statement and the enclosed materials and all costs of soliciting proxies will be paid by DPI. In addition to the solicitation by mail, proxies may be solicited by our officers and regular employees by telephone or in person. Such persons will receive no compensation for their services other than their regular salaries. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the shares held of record by such persons, and we may reimburse such persons for reasonable out of pocket expenses incurred by them in so doing.

What Proposal is Being Presented to the Shareholders?

We are asking our shareholders to vote in favor of a resolution to transfer substantially all of our assets to a company owned by DPI’s Management and pay $250,000 to the Plaintiffs. While these steps are conditions to settling a lawsuit described beginning on page 9, you are not voting to approve the lawsuit settlement.

The Board Unanimously Recommends that Shareholders Vote “For” the Proposal

With this Proxy Statement, we are also mailing or delivering to our shareholders a proxy, the notice of the Shareholders Meeting and a copy of our Annual Report on Form 10-KSB. As of the Record Date, there were 20,105,867 shares of DPI’s common stock issued and outstanding. Each share of common stock entitles the holder to one vote on the asset sale. As of the Record Date, DPI has issued no Preferred Stock.

Proposal

Approval of the Agreement

What are the Reasons for the Agreement?

On September 8, 2006, the Plaintiffs filed a lawsuit against DPI and our Management in the Palm Beach County, Florida Circuit Court entitled Sofcon Limited, EIG Venture Capital, Limited and EIG Capital Investments, Limited vs. Diversified Product Inspections, Inc., John Van Zyll, Ann Furlong and Marvin Stacy, Case No. 50 2006 CA 009205. The complaint alleges a number of legal theories or causes of action arising out of two investments described below. The theories include violation of the antifraud provisions of certain of the federal securities laws, fraud, breach of contract and breach of fiduciary duty.

The facts are as alleged by the Plaintiffs except where it refers to Management’s or DPI’s contentions.

Investment 1

Prior to becoming a public company, the Plaintiffs invested a total of $300,000 in exchange for shares of common stock of a privately-held predecessor of DPI in three separate investments. Thereafter, the predecessor of DPI was acquired by Fairfax Group, Inc., a Florida corporation, in April 2001, which then changed its name to the current name of DPI. DPI alleges that there is no evidence that any of the funds were received by DPI or our Management.

Investment 2

Sometime in the Spring of 2002, Management contacted the Plaintiffs for the purpose of inducing the Plaintiffs to make an additional investment in DPI. However, the Management contends the Plaintiffs approached them. A Subscription Agreement was signed and the Plaintiffs purchased $300,000 of DPI’s 6% convertible debentures in three separate $100,000 amounts.

The Plaintiffs allege that Management owned 8,983,170 shares of DPI’s common stock at the time of their investment in April 2002. As a result of the Plaintiffs final purchase of convertible debentures in 2002, Managements’ beneficial ownership was reduced to less than 50% of DPI’s outstanding shares.

The Plaintiffs allege that Management informed them that the purpose of these additional investments was to further DPI’s growth and expansion. However, Management stated in their Answer that in October 2002, directors and officers of DPI participated in a telephone conference with Jan Telander, the Chief Executive Officer of one or more of the Plaintiffs discussing the use of the investment proceeds. It is Management’s contention that Mr. Telander was concerned that the investment proceeds would be used towards executive compensation and recommended that DPI issue the officers and directors stock options with the condition that the options not be exercised immediately. However, there is no such documentation of this on the record. It is Management’s position that the investment was not to be used to compensate Management, but to grow DPI. Management further alleges that Plaintiffs’ principal attended a meeting of DPI’s Board of Directors and agreed to the issuance of the options.

The Subscription Agreement represented that there would be no outstanding or undisclosed options, unless issued pursuant to a duly adopted stock option plan. Although DPI had no formal stock option plan in place in November 2002, the Plaintiffs allege that Management, through their control of the Board of Directors caused DPI in November 2002 to issue themselves the 7,500,000 options to purchase shares of DPI’s common stock without obtaining the prior written consent from the Plaintiffs in direct violation of the Subscription Agreement.

The Plaintiffs assert that this represents a willful disregard for the unambiguous representations in the Subscription Agreement. The Plaintiffs also allege that the failure to disclose these options in its 2002 Form 10-KSB or in Form 4s required to be filed with the Securities and Exchange Commission ("SEC") is a willful disregard of SEC requirements. Management did not disclose these options until its 2003 Form 10-KSB filing which was filed on March 29, 2004.

The action was filed in September 2006.  DPI and the Management filed Answers, Affirmative Defenses and Motions to Dismiss on multiple grounds, including, the lack of subject matter and personal jurisdiction.  Thereafter, DPI filed a Motion for Judgment on the pleadings for lack of subject matter jurisdiction based on a New York forum selection clause.  The Court conducted a hearing on the issues of law and denied the Motion for Judgment on the pleadings without prejudice.  It then ordered the parties to set an evidentiary hearing on the issues raised in the Motions to Dismiss on the forum selection clause.  The Court simultaneously ordered the parties to mediation before the scheduled evidentiary hearing.  Thereafter, the parties engaged in limited discovery on the jurisdiction issues relevant to the evidentiary hearing.  In January 2008, the parties attended the mediation and tentatively agreed to the framework of a settlement described in this Proxy Statement.  The Plaintiffs agreed to abate litigation pending ongoing settlement negotiations and, in return, DPI and the Management agreed to waive the forum selection clause defense.  The action continued to be abated until the parties entered into the Agreement.

In order to settle the pending litigation brought by the Plaintiffs against DPI and the Management, the parties entered into the Agreement. In evaluating the Agreement, the Board of Directors consulted with legal counsel and considered a number of factors. Listed below are the material factors that the Management considered in their decision:

•	potential legal fees;

•	possibility of an adverse verdict;

•	the impact and disruption that legal proceedings would place on management in running its business;

•	the need to resolve the litigation;

•
leaving our shareholders with the possibility of eventually recovering their investments if the Plaintiffs are able to ultimately complete a successful reverse merger (even recognizing the substantial dilution that would occur); and

•	permit the Management to operate DPI’s current business and avoid any personal risk.

They balanced these risks with their own belief that the Plaintiffs’ claims were baseless. The litigation was expensive and placed DPI in a position of facing a prohibitive judgment of not only $600,000, but under at least one claim they could be responsible for the plaintiffs’ legal fees and any statutory interest from the date of each investment. If this were to occur, DPI would most likely be liquidated in bankruptcy and the stock price would be wiped out. Thus, with the advice of counsel, the Management executed the Agreement and is recommending that the other shareholders approve the Agreement. As of September 30, 2008, the Plaintiffs have not accrued any liability relating to the litigation.  If the shareholders approve the asset sale, DPI expects that the Agreement will close shortly thereafter. At about the same time as the closing, the litigation will be dismissed and all parties will release each other from liability.

The following summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy which is attached to the Proxy Statement as Annex A.  A clarifying amendment to the Agreement was approved on January 16, 2009 and is attached to this Proxy Statement as Annex B.  We recommend that you read the Agreement in its entirety for a precise understanding of its terms.

Who are the Parties to the Agreement?

DPI, a Delaware corporation that was formerly incorporated in Florida under the same name, is the seller. Its officers are located at 1059 E. Tri-County Boulevard, Oliver Springs, Tennessee 37840. DPI focuses on conducting investigations and laboratory analysis of a wide variety of products to determine the cause and origin of product failures. Our primary customers consist of national insurance companies that are interested in subrogation claims to recover losses. We have accumulated a large database of known defective products that includes photos and other documentation that are used in their investigations. Additionally, we provide for the secure storage of evidence materials.

John Van Zyll, Ann Furlong, and Marvin Stacy are DPI’s executive officers.

Diversified Product Inspections, LLC, a Tennessee limited liability company (the “Buyer”), was formed solely for the purpose of entering into the Agreement and performing the transactions contemplated by the Agreement. It will acquire all of DPI’s assets (except $250,000) and assume all of its liabilities if our shareholders approve the asset sale. The Buyer is owned by the Management; DPI’s other shareholders will have no interest in the Buyer.

DPI and the Management are the Defendants in the Litigation. Sofcon, Limited, a Belize corporation, EIG Venture Capital, Limited, a Belize corporation, and EIG Capital Investments, Limited, a Belize corporation, are the Plaintiffs in the Litigation. All are private equity investment corporations formed for the purpose of investing capital in private and public business. There address is: c/o Jan Telander, President, EIG Venture Capital, Limited, Calle Azucena 37, Torreblanca del Sol, 29640 Fuengirola, Spain.

What will the Parties Receive for the Assets?

DPI will sell substantially all of its assets to the Buyer. The assets include the real property owned DPI which will be conveyed to the Buyer concurrently with the discharge of the existing mortgage on the real property (which mortgage that parties agree will be assigned to and assumed by the Buyer on the closing date of the Agreement). The Buyer is paying for the assets by the Management’s cancelling all of their options and all but 3,000,000 of their shares. The Plaintiffs will purchase the 3,000,000 shares from the Management for $300. The Plaintiffs will also receive $250,000 from DPI.

However, the acquired assets shall not include:

(i) our corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of DPI as a corporation,

(ii) $250,000 that will be paid by DPI to EIG Venture Capital, Limited on the closing date of the Agreement, and

(iii) any rights of DPI to continue operating as a fully reporting Over-the-Counter Bulletin Board company following the closing of the Agreement.

What are the Liabilities to be Assumed by the Buyer?

The liabilities to be assumed by the Buyer under the agreement include:

•	all of DPI’s obligations relating to all mortgages identified in the Agreement;

•	all of DPI’s obligations relating to its Line of Credit/Note Payable identified in the Agreement;

•	all of DPI’s obligations relating to the amounts owed to DPI’s legal counsel, transfer agent, auditor and all other service providers to DPI; and

•	all other liabilities of DPI including its trade liabilities, payroll and taxes, whether known or unknown.

What are the Terms of the Agreement?

The Buyer is owned by the Management of DPI. The executive officers and directors of DPI will cancel 6,459,877 shares of their common stock of DPI and sell the Plaintiffs their remaining 3,000,000 shares of common stock for $300. All of the officers and directors of DPI will tender their resignations and the Plaintiffs will designate new officers and directors of DPI.

DPI’s 2001 Employee/Consultant Stock Compensation Plan and all options and warrants granted under the Plan will be terminated. Following the closing of the Agreement, DPI will have no assets and no liabilities and will have 13,645,990 shares of common stock outstanding in contrast to 20,105,867 outstanding.

The Buyer will hire all employees of DPI employed at the closing of the Agreement and assume and pay all amounts owed by DPI to its former employees.

Why is it Titled Settlement and Asset Purchase Agreement?

The Agreement is titled “Settlement and Asset Purchase Agreement” because in order to consummate the settlement, DPI is required to be an empty shell with no assets or liabilities.  That step requires the assets to be “sold.”

What is the Effect of the Agreement?

If the asset sale is approved, there will be a change of control of DPI and control will pass to companies headed by Mr. Jan Telander.  Additionally, DPI’s current officers and directors will resign. DPI, which generated over $2.5 million in revenues in 2007 and over $1.9 million for the first nine months of 2008, will be an empty shell with no revenues or operations.

What will DPI and its Shareholders receive?

DPI’s shareholders will have the opportunity to see an increase value in their shares. Our stock price has traded between $0.02 and $0.06 per share in 2008. We see no reason that it will increase to a meaningful price range in the near future. Volume is very low which means it is not likely many shares can be sold at the quoted price. The advantages of being a public reporting company do not fit a company of our size and lack of growth. If in the future, DPI, as a shell company were to complete a reverse merger, our shareholders may see an increase in the price. However, no assurances can be given that following the asset sale a reverse merger will be completed, or if it is, that the price will appreciate enough to account for the substantial dilution anticipated if a reverse merger is completed.

Representations and Warranties of DPI and the Management

In the Agreement, DPI and our Management made certain representations and warranties to the Buyer and the Plaintiffs. Those representations and warranties relate to the following:

•	due organization, valid existence and good standing under the laws of the State of Delaware and the requisite power and authority to carry on its business;

•	authority to enter into and perform the Agreement and the validity and enforceability of the Agreement;
•	the execution of the Agreement will not violate any constitution, statute, regulation, rule, injunction, judgment or other restrictions of any government or court to which DPI is subject to;
•	compliance with all applicable laws, rules and regulations, orders, permits and judgments of all government entities;
•	the transfer of shares and options owned by our Management transferred to the Plaintiffs and thereafter cancelled;
•	the consents, approvals or authorizations as required in connection with the Agreement;
•	no obligation to fees or commissions to any broker, finder or agent with respect to any transaction contemplated under the Agreement;
•	reports and financial statements filed with the SEC;
•
approval and authorizations and compliance with all federal and state securities laws and regulations that are required for it to continue as a fully reporting Over-the-Counter Bulletin Board company with freely tradable shares which are registered with the SEC;

•	tax returns required to be filed;
•	title and marketability of its property;
•	contracts involved with consideration in excess of $10,000;
•
the absence of actions, suits, proceedings or investigations affecting or threatened against DPI which would prevent or materially delay DPI from being able to perform its obligations under the Agreement in all material respects;

•	environmental, health and safety matters;
•	labor matters;
•	being a shell company with no obligations and no liabilities that it is up-to-date in its filings.

Representations and Warranties of the Buyer

In the Agreement, the Buyer made certain representations and warranties to DPI. These representations and warranties relate to the following:

•	due organization, valid existence and good standing under the laws of the State of Tennessee and the requisite power and authority to carry on its business;
•	no obligation to fees or commissions to any broker, finder or agent with respect to any transaction contemplated under the Agreement;

Covenants

Under the Agreement, each of the parties has agreed to perform certain customary pre- and post-closing covenants. These covenants include the following:

•	all parties will cooperate with each other and use their commercially reasonable efforts to make effective the transactions contemplated by the Agreement;
•	give any notices to third parties and use commercially reasonable efforts to obtain any third-party consents that are necessary to consummate the transactions under the Agreement;
•	not to engage in any practice, take any action, or enter into any transaction outside of the ordinary course of business;
•
to permit representatives of the Plaintiffs to have full access at all reasonable times, in a manner as long as it does not interfere with normal business operations, to all premises, properties, personnel, books, records, and documents of or pertaining to DPI;

•	the grant by the Plaintiffs to DPI’s Board an irrevocable proxy to vote 5,077,247 of their shares in favor of the approval of the Agreement;
•	the cooperation with with counsel in connection with the preparation of any SEC filings, including, but not limited to this Proxy Statement;
•	the settlement of California litigation;
•	the agreement to vote the Management’s shares of common stock in connection with the vote of the majority of other shares, to sell the assets of DPI to the Buyer.

Conditions to Obligation to Close

The Plaintiffs’ obligations under this Agreement are subject to the satisfaction of the following conditions:

•	the representations and warranties are true and correct in all material respects at and as of the closing date;
•	the delivery of evidence to the Plaintiffs evidencing that the pending litigation in California has been settled;
•	the performance and compliance of all covenants by DPI and the Management under the Agreement;
•	the Plaintiffs’ receipt of a legal opinion;
•	the delivery of a general release to the Plaintiffs;
•	the approval of DPI’s shareholders of the sale of the assets under the Agreement;
•	the assignment to and assumption by the Buyer of all liabilities as of the closing date;
•	the delivery of a $250,000 payment to EIG Venture Capital;
•	the delivery by the Management of their shares and options;
•	the delivery of all schedules to the Agreement to Plaintiffs’ counsel; and
•	the hiring of all of DPI’s employees.

DPI, the Buyer and the Management’s obligations under the Agreement are subject to the satisfaction of the following conditions:

•	the performance and compliance of all covenants by the Plaintiffs under the Agreement;
•	the conveyance of the real property to the Buyer and termination of mortgage on the property;
•	the delivery of a general release to DPI and the Management; and
•	the approval of DPI’s shareholders of the sale of the assets under the Agreement.

Termination of the Agreement

The Agreement may be terminated under specified circumstances, including the following circumstances:

•	by the mutual written consent of DPI and the Plaintiffs;
•
by the Plaintiffs upon giving written notice to DPI at any time prior to the closing in the event that DPI has within the then previous 20 business days given the Plaintiffs notice of any development causing the breach of its representations and warranties and such notice has a material adverse effect;

•
by the Plaintiffs upon giving written notice to DPI at any time prior to closing in the event that DPI or the Management has breached any material representation or warranty or covenant contained in the Agreement, the Plaintiffs have notified DPI of such breach and the breach continued without cure for a period of 30 days after notice;

•
by DPI upon giving written notice to the Plaintiffs any time prior to the closing in the event the Plaintiffs breached any material covenant in any material respect, DPI notified the Plaintiffs of the breach and the breach continued without cure for a period of 30 days after the notice of breach;

•	by DPI or the Plaintiffs, if the closing does not occur on or before February 28, 2009 as a result of the other party not satisfying any conditions precedent under the Agreement.

What is the Effect of Terminating the Agreement?

In the event the Agreement is terminated, each party will bear its own costs and expenses, and all rights and obligations of the parties under the Agreement will terminate without any liability of any party to any other party. In that event, the litigation will continue.

Amendment to the Agreement

On January 16, 2009, an amendment was approved by the parties clarifying or amending the following:

•	the number of shares the Plaintiffs may vote;
•	the date the closing must take place to terminate the Agreement; and
•
to allocate responsibility for the preparation of the December 31, 2008 year-end financial statements, the Form 10-K for the fiscal year-ended December 31, 2008, the Transition Report on Form 10-K for the period ended February 28, 2009 and to allocate the cost of preparing and filing the reports with the SEC.

We intend to change our fiscal year to coincide with the closing date. If the closing occurs on February 28, 2009, the new fiscal year will be the last day of February. The Seller will file a Form 8-K with the SEC disclosing any change to its fiscal year. The purpose is to eliminate the Buyer's responsibility to pay for post-closing activities relating to the Seller's future business.

The amendment is attached as Annex B.

Past Contacts, Transactions or Negotiations

On January 23, 2008, a court-ordered confidential mediation session was held in West Palm Beach, Florida. The mediation session was attended by our management, Robert Wayne Pearce, Esq. and Lisa Temple, Esq., attorneys for DPI, Jan Telander on behalf of the Plaintiffs, Richard E. Rassel and Craig A. Rubenstein, attorneys for the Plaintiffs. At the mediation session, the parties agreed in principal to settle the litigation, subject to agreeing upon the definitive written terms and subject to approval of DPI’s Board of Directors and a majority of the outstanding shares. All of the material terms of the Agreement were orally agreed upon at the mediation session with one exception. This exception related to the Plaintiffs obtaining control of DPI and how control was defined.  While the parties through their counsel negotiated the Agreement terms, the negotiations were over language that lawyers customarily negotiate.

Additionally, on January 23, 2008, Ann Furlong, Secretary and Treasurer of DPI, Lisa Temple, Esq., general counsel to DPI, Robert Wayne Pearce, Esq., litigation counsel to DPI, and Mr. Rassel met with Michael D. Harris, Esq. of Harris Cramer LLP (“Harris Cramer”) and discussed generally issues relating to a possible settlement of the lawsuit.

On March 19, 2008, Mr. Harris attended a conference call with Ms. Temple, Mr. LaRocco and. Robert S. Bick, Esq., a member of Williams, Williams, Rattner & Plunkett, PC (the “Williams Firm”) representing the Plaintiffs, at which time the possibility of settlement was discussed.

From on or about March 22, 2008 through June 13, 2008, Harris Cramer special SEC counsel to DPI, drafted the initial Agreement and circulated copies to Ms. Temple and an officer of DPI.

On June 13, 2008, Joseph B. LaRocco, Esq., one of the lawyers representing the Plaintiffs, sent Harris Cramer a draft of the Agreement.

On June 23, 2008, Mr. Bick, sent additional revisions to the agreement to Harris Cramer and Ms. Temple. A conference call was also held among Mike Indenbaum, Mr. Bick, Mr. LaRocco and Ms. Temple regarding the draft Agreement.

On June 30, 2008, a conference call to discuss the draft Agreement was held among Mr. Harris, Ms. Temple, Mr. Bick and Mr. LaRocco.

On July 24, 2008, another conference call was held among Mr. Harris, Mr. LaRocco, Ms. Temple, Mr. Bick and Mr. Rassel.

On August 2, 2008, another conference call was held among Mr. Harris, Ms. Temple, Mr. Bick, Mr. Rassel and Mr. LaRocco.

On August 4, 2008, Mark James of the Williams Firm sent an email to Ms. Temple and Mr. Harris asking for authorization to contact DPI’s transfer agent. DPI previously provided authorization to the transfer agent on Thursday, July 31, 2008, to provide information to the attorneys for the Plaintiffs.

On August 4, 2008, Mr. Harris provided the name of the transfer agent to an attorney of the Williams Firm.

On August 5, 2008, Mr. James of the Williams Firm asked for various due diligence information.

On August 6, 2008, Mr. James of the Williams Firm sent Mr. Harris an email with regard to their due diligence investigation.

On August 6, 2008, Mr. Harris sent responses to the attorney.

On August 6, 2008, Mr. Harris passed on the attorney’s request to an officer of DPI.

On August 6, 2008, Mr. Bick sent an email to Ms. Temple and Mr. Harris attaching a revised Agreement.

On August 13, 2008, an attorney from Harris Cramer sent a revised draft of the Agreement to an officer of DPI and Ms. Temple.

On or about August 18, 2008, a revised draft of the Agreement was sent to the Williams Firm.

On August 18, 2008, a series of emails were exchanged between Mr. Bick, Ms. Temple and Mr. Harris, among others. One of the emails concerned a list of open items with regard to consummation of the settlement, which email was sent by Mr. Bick.

On August 19, 2008, a series of emails were exchanged between Mr. Harris, Mr. LaRocco, Mr. Bick and Ms. Temple.

On August 20, 2008, Mr. Bick sent an email to Mr. Harris and Ms. Temple and another lawyer from the Williams Firm sent revised changes to the Agreement.

On August 20, 2008, Mr. Bick and Mr. LaRocco sent emails to Mr. Harris and Ms. Temple with regard to scheduling a conference call.

On August 21, 2008, Mr. Bick sent an email to Mr. Harris and Ms. Temple with regard to scheduling a conference call and later that day, sent an email confirming a conference call for August 22.

On August 22, 2008, Mr. Harris, Ms. Furlong, Mr. Bick, Mr. LaRocco, Ms. Temple and Mr. Telander had a conference call concerning the status of settlement. As the issue of control evolved, DPI contended that the Plaintiffs would control DPI with approximately 41.8% of outstanding shares following the closing. The Plaintiffs argued they needed more than 50%. Ultimately, at this call on August 22nd, the Management agreed to sell 3,000,000 shares to the Plaintiffs for nominal cash, which will result in the Plaintiffs owning approximately 60.1% if the asset sale is approved.

On August 25, 2008, an officer of DPI sent an email to Mr. Bick and Ms. Temple with regard to due diligence information.

On August 25, 2008, Mr. Bick sent an email to Mr. Harris with regard to a legal issue.

On August 25, 2008, Mr. Harris responded to Mr. Bick via email with regard to a legal issue.

On August 27, 2008, an attorney from the Williams Firm sent an email to Ms. Temple and Mr. Harris with regard to due diligence information and comments with regard to the revised Agreement provided on August 18th by the Williams Firm.

On August 28, 2008, Mr. Harris sent a letter to an attorney employed by the Williams Firm with regard to the status of revisions to the Agreement.

On September 2, 2008, Mr. Bick sent Mr. Harris and Ms. Temple an email with regard to the status.

On September 2, 2008, Mr. Harris had a telephone conversation with Mr. Bick with regard to the Agreement.

On September 5, 2008, Mr. Harris sent an email to an attorney employed by the Williams Firm and Mr. Bick.

On September 7, 2008, Mr. Harris emailed to Mr. Bick, an attorney employed by the Williams Firm, Ms. Temple and an officer of DPI a revised draft of the Agreement.

On September 10, 2008, an attorney employed by Harris Cramer emailed Mr. Bick concerning DPI’s bylaws. Mr. Bick responded on September 11th.

On September 12, 2008, Mr. Bick sent out a revised draft copy of the Agreement and supporting documents to Mr. Harris and Ms. Temple.

On September 16, 2008, Mr. Harris had a telephone conversation with Mr. Bick regarding the timing of the Agreement.

On September 18, 2008, Mr. Harris together with another attorney employed by Harris Cramer had a telephone conference with Mr. Bick.

On September 19, 2008, Mr. Bick sent another draft of the Agreement to Mr. Harris and Ms. Temple with additional changes.

On September 23, 2008, an employee of the Williams Firm sent out execution copies of the agreement and various exhibits.

On September 25, 2008, Mr. Bick sent an email to Mr. Harris and Ms. Temple concerning the status of the executed agreement.

On September 26, 2008, Ms. Temple sent two emails to Mr. Bick and Mr. Harris concerning the litigation.

On September 26, 2008, Mr. Harris, Mr. LaRocco, Mr. Telander, Mr. Bick, Mr. Rassel and Ms. Temple had a telephone conference concerning issues related to finalizing documents.

On September 29, 2008, the Agreement was signed and signature pages were circulated that day and also on September 30th.

What are Special Factors for Entering into the Agreement?

The transactions provided for in the Agreement, which include the sale of substantially all of the assets of DPI, is being proposed to DPI’s shareholders for their approval in order to comply with the terms of the Agreement and thus effect the settlement of pending litigation by the Plaintiffs against DPI and our Management.

On September 8, 2006, the Plaintiffs commenced a lawsuit against DPI and the Management in the Circuit Court of the 15th Judicial Circuit of Florida in Palm Beach County, Florida. The complaint alleged, among other things, that DPI and the Management violated certain federal securities laws, fraudulently misrepresented facts and breached certain contracts with the Plaintiffs and fiduciary duties to the Plaintiffs in connection with investments made by the Plaintiffs in DPI securities.

DPI and the Management filed a response to the complaint contesting the claims made by the Plaintiffs. However, DPI could not reasonable estimate any possible future liability related to the lawsuit and believes it is in DPI’s and its shareholders’ best interest, if the lawsuit is settled. Plaintiffs are seeking $600,000 plus interest. Continuing the Litigation is expensive and any result is at best uncertain. Settlement eliminates this risk and also benefits the Management who face potential personal liability.

What Vote is Required to Approve the Asset Sale?

Under Delaware General Corporation Law, the sale by DPI of all or substantially all of its assets requires approval by the affirmative vote of a majority of all outstanding shares entitled to vote or 10,052,934 shares. Each share is entitled to one vote. If a shareholder does not vote at the Shareholders Meeting, either in person or by proxy, it will have the same effect as a vote against the asset sale.

Are there any Voting Agreements?

The Management owns approximately 47% of our common stock outstanding as of the Record Date. They have agreed to vote their shares of common stock in accordance with the votes of the other shareholders. If holders of a majority of the other shares vote for the asset sale, the Management shares will be voted in favor of the asset sale. If, on the other hand, holders of a majority of the other shares vote no, the Management’s shares will be voted no. Shareholder records reflect that the Plaintiffs beneficially own 5,210,497 shares; however, the Plaintiffs contend that they beneficially own only 5,077,247 shares. In any event, the Plaintiffs have agreed to only vote 5,077,247 shares and any other shares that it may or may not own, will not be voted and will be treated as a vote against the asset sale. The Plaintiffs have given the Management an irrevocable proxy to vote these shares in favor of the asset sale. Furthermore, if 228,249 shares owned by shareholders other than the Plaintiffs and the Management vote yes, the asset sale will be approved.

Regulatory Approval

To our knowledge, the only required regulatory or governmental filings necessary in connection with the Agreement would be the filing of this Proxy Statement with the SEC.

Reports, Opinions, Appraisals

None. We have not sought or obtained any opinion from a broker-dealer or any other third party as to the fairness of the proposed asset sale.

Appraisal Rights

The holders of our common stock do not have the right under the Delaware General Corporation Law to dissent from the asset sale and obtain the fair value of their shares.

Legal Remedies

If the asset sale is approved, shareholders who do not vote in favor of the asset sale will be limited to any rights provided by Delaware law. Under the Delaware General Corporation Law, a shareholder would have to prove that the Board of Directors of DPI failed to act in good faith or breached their duty of loyalty. Any litigation would be expensive and legally uncertain. Because of the small amount involved and DPI’s limited trading market, it may be difficult for dissatisfied shareholders to recruit a lawyer willing to bring such an action.

Contact Information and Business Conducted

Our contact information is Diversified Product Inspections, Inc., 1059 East Tri-County Blvd., Oliver Springs, Tennessee, 37840, (865) 482-8480. We specialize in conducting investigations and laboratory analysis of a wide variety of products to determine the cause and origin of product failures. Our primary customers consist of national insurance companies that are interested in pursuing claims to which they have become subrogated. We have accumulated a large database of known defective products that includes photos and other documentation that are used in our clients’ investigations. Additionally, we provide for the storage of evidence collected during an investigation, until our customer requests that it be disposed.

Beneficial Ownership

The following table sets forth the number of shares of DPI’s voting stock beneficially owned, as of the date of this Proxy Statement and as of the date of closing assuming shareholder approval of the asset sale, by (i) those persons known by DPI to be owners of more than 5% of its common stock, (ii) each director of DPI, (iii) our named executive officers, and (iv) all executive officers and directors of DPI as a group.

	Beneficial Ownership
Name and Address of Beneficial
Owner (1)	Shares (2)		Percentage
	Pre -	Post -	Pre -	Post -
	Closing		Closing
Jan Telander (3)	5,361,697	8,361,697	26.7%	61.3%
John Van Zyll (4)	7,658,011	0	33.9%	0

EIG Capital Investments, Limited (5)	4,445,915	7,445,915	22.2%	54.6%
EIG Venture Capital, Limited	4,042,565	4,042,565	20.1%	29.6%
Sofcon, Limited	764,582	764,582	3.8%	5.6%
Ann M. Furlong (4)	4,693,811	0	20.8%	0
Marvin Stacy (4)	4,608,055	0	20.4%	0
Warren Wankelman	0	0	0	0
Matt Walters	5,000	5,000	*	*

All Executive Officers and Directors as a group (five) (6)	16,964,877	8,361,697	61.5%	61.3%

 * Less than 1%

(1) The business address of each of Jan Telander, EIG Capital Investments, Limited, Sofcon, Limited and EIG Venture Capital, Limited is 60 Market Square, Belize City, Belize. The business address of each of the other principle shareholders is 1059 East Tri-County Blvd., Oliver Springs, Tennessee, 37840.
(2) The number of of shares used in calculating the percentages in the table reflects the number of shares entitled to vote. The pre-closing shares entitled to vote is 20,070,867 and the post-closing shares entitled to vote will be 13,645,990. The number of shares of common stock beneficially owned by each person or entity is determined under the rules promulgated by the SEC. Under such rules, beneficial ownership includes any shares as to which the person or entity has sole or shared voting power or investment power and shares which such person or entity has the right to acquire within 60 days. The inclusion herein of any shares deemed beneficially owned does not constitute an admission by such person of beneficial ownership of such shares.
(3) Includes shares beneficially owned by EIG Capital Investments, Limited, Sofcon, Limited and EIG Venture Capital, Limited, as modified by an amendment to the Agreement limited the votes to 5,077,247. Mr. Telander is President and a director of each of EIG Capital Investments, Limited, Sofcon, Limited and EIG Venture Capital, Limited. Also includes 151,200 shares directly owned by Mr. Telander.
(4) Includes options to purchase 2,500,000 shares of common stock currently exercisable at $0.108 per share.
(5) Includes 403,350 shares owned directly by EIG Capital Investments, Limited and 4,042,565 shares beneficially owned by EIG Venture Capital, Limited which is controlled by EIG Capital Investments, Limited. See Note 3.  This amount assumes that the Plaintiffs agree to transfer the 3,000,000 shares received under the Agreement to EIG Capital Investments, Limited.
(6) Includes options to purchase an aggregate of 7,500,000 shares of common stock currently exercisable at $0.108 per share.

Related Person Transaction

The Agreement involves a transaction which the rules of the SEC call a Related Person Transaction and involve conflicts of interest. This is because the Management is, subject to shareholder approval, acquiring all of DPI’s assets except the $250,000 being transferred to the Plaintiffs.  DPI’s Board of Directors consists of five persons — the three members of the Management and two other persons who are  employees of DPI or  will be employees but not managers, officers or directors of the Buyer. As permitted by Delaware law, the interested directors voted to approve the asset sale and recommend that the shareholders approve it. In order to reduce the impact of this conflict, the Board of Directors of DPI has agreed to vote their shares in accordance with a majority of the other shares voted.  See the discussion on page 16.

As disclosed above, settlement of the litigation eliminates the litigation risk not only to DPI but also to the Management. Members of the Management are defendants in the litigation.  If the Plaintiffs were to succeed at trial, one or more members of the Management would be personally liable and may not be entitled to be indemnified by DPI.

Other Information

In addition to the Form 10-KSB sent with this Proxy Statement, we are providing our Management’s Discussion and Analysis of Financial Condition and Results of Operations and our financial statements for the three and nine months ended September 30, 2008 and 2007.

Part I – FINANCIAL INFORMATION

Item 1. Financial Statements.

Diversified Product Inspections, Inc.

Condensed Balance Sheets

	September 30	December 31
	2008	2007
	(Unaudited)
Assets
Current assets:
Cash	$590,082	$462,442
Accounts receivable, net of reserve for doubtful accounts of $30,000 in 2008 and $50,000 in 2007	292,086	276,482
Current portion of deferred income taxes	59,050	79,343
Prepaid expenses and other current assets	23,579	18,655
Total current assets	964,797	836,922

Property and equipment:
Land	96,250	96,250
Building and building improvements	735,318	735,318
Equipment, furniture and fixtures	412,441	402,058
Vehicles	132,949	132,949
	1,376,958	1,366,575
Less accumulated depreciation and amortization	465,582	409,700
Net property and equipment	911,376	956,875

Other assets	5,000	5,000
Deferred income taxes, less current portion	248,334	289,667
Total assets	$2,129,507	$2,088,464

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$96,407	$74,682
Accrued salaries	44,874	28,783
Accrued income taxes	3,741	3,741
Accrued settlement of lawsuit	–	30,000
Deferred revenues	124,000	127,000
Capital lease obligation	–	1,933
Current portion of long-term debt	49,028	52,626
Total current liabilities	318,050	318,765

Long-term debt, less current portion	677,170	716,181
Total liabilities	995,220	1,034,946

Stockholders’ equity	1,134,287	1,053,518
Total liabilities and stockholders’ equity	$2,129,507	$2,088,464

See accompanying Notes to Condensed Financial Statements.

Diversified Product Inspections, Inc.

Condensed Statements of Income (Unaudited)

	Three months ended		Nine months ended
	September 30		September 30
	2008	2007	2008	2007

Revenues	$751,785	$681,000	$1,930,547	$1,894,004

Operating expenses:
Salaries	392,400	374,051	1,104,274	1,034,836
Depreciation and amortization	17,546	16,867	57,282	52,909
General and administrative	176,539	217,662	614,043	700,886
Total operating expenses	586,485	608,580	1,775,599	1,788,631

Operating income	165,300	72,420	154,948	105,373

Other (expense) income:
Interest expense	(11,475)	(11,765)	(35,053)	(36,799)
Rent income	7,500	–	22,500	–
Net other expense	(3,975)	11,765	(12,553)	36,799

Income before income taxes	161,325	60,655	142,395	68,574

Deferred income tax expense	(68,567)	(22,357)	(61,626)	(25,524)

Net income	$92,758	$38,298	$80,769	$43,050

Basic and diluted earnings per common share	$0.00	$0.00	$0.00	$0.00

See accompanying Notes to Condensed Financial Statements.

Diversified Product Inspections, Inc.

Condensed Statements of Stockholders’ Equity (Unaudited)

	Number of Shares Issued and Outstanding	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity

Balance at January 1, 2007	20,180,867	$201,808	$1,997,836	$(1,190,876)	$1,008,768
Retired stock	(75,000)	(750)	750	–	–
Net income for 2007	–	–	–	44,750	44,750
Balance at December 31, 2007	20,105,867	201,058	1,998,586	(1,146,126)	1,053,518
Net income for nine months ended September 30, 2008	–	–	–	80,769	80,769
Balance at September 30, 2008	20,105,867	$201,058	$1,998,586	$(1,065,357)	$1,134,287

See accompanying Notes to Condensed Financial Statements.

Diversified Product Inspections, Inc.

Condensed Statements of Cash Flows (Unaudited)

	Nine months ended September 30
	2008	2007

Operating activities
Net income	$80,769	$43,050
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	57,282	52,909
Deferred income tax expense	61,626	25,524
Provision for bad debts	(20,000)	20,000
Changes in operating assets and liabilities:
Accounts receivable	4,396	(81,977)
Prepaid expenses and other assets	(4,924)	(20,488)
Accounts payable and accrued expenses	21,725	15,525
Accrued salaries	16,091	2,060
Accrued settlement of lawsuit	(30,000)	–
Deferred revenues	(3,000)	(37,481)
Net cash provided by operating activities	183,965	19,122

Investing activities
Purchases of equipment	(11,783)	(84,081)

Financing activities
Proceeds from long-term debt	–	56,513
Principal payments on long-term debt and capital lease obligation	(44,542)	(44,671)
Net cash (used in) provided by financing activities	(44,542)	11,842

Net change in cash	127,640	(53,117)

Cash at beginning of period	462,442	331,793
Cash at end of period	$590,082	$278,676

See accompanying Notes to Condensed Financial Statements.

Diversified Product Inspections, Inc.

Notes to Condensed Financial Statements (Unaudited)

September 30, 2008

1. Basis of Presentation

The accompanying unaudited condensed financial statements of Diversified Products Inspections, Inc. (the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine month periods ended September 30, 2008 are not necessarily indicative of the results that may be expected for the year ended December 31, 2008.

The balance sheet at December 31, 2007 has been derived from the audited financial statements at that date but does not include all of the information and notes required by accounting principles generally accepted in the United States of America for complete financial statements.

For further information, refer to the financial statements and notes thereto included in the Company’s annual report on Form 10-KSB for the year ended December 31, 2007.

2. Recent Accounting Pronouncements

During September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements , which is effective for fiscal years beginning after November 15, 2007, with earlier adoption encouraged. SFAS 157 defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. In February 2008, the FASB issued FASB Staff Position FAS 157-2, Effective Date of FASB Statement No. 157 , which delayed the effective date of SFAS 157 for all non-financial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis, until January 1, 2009.   The Company adopted SFAS 157 on January 1, 2008, for all financial assets and liabilities, but the implementation did not have a significant impact on the Company’s financial position or results of operations.  The Company has not yet determined the impact the implementation of SFAS 157 will have on the Company’s non-financial assets and liabilities which are not recognized or disclosed on a recurring basis.  However, the Company does not anticipate that the full adoption of SFAS 157 will significantly impact its financial statements.

During February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115 , which permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of SFAS 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The Company adopted SFAS 159 on January 1, 2008, but the implementation of SFAS 159 did not have a significant impact on the Company's financial position or results of operations.

Diversified Product Inspections, Inc.

Notes to Condensed Financial Statements (Unaudited) (continued)

3. Proposed Restructuring

During December 2008, the Company intends to merge into a newly formed Delaware corporation, Diversified Product Inspections, Inc. (“DPI”), which was recently formed exclusively for the purpose of merging with the Company. The merger will change the state of incorporation for the Company from Florida to Delaware through the execution of the Agreement and Plan of Merger (the “Merger Agreement”). Under the Merger Agreement, DPI will assume all of the Company’s assets and liabilities, including obligations under the Company’s outstanding indebtedness and contracts, and the Company will cease to exist as a corporate entity.

At the effective time of the reincorporation, each outstanding share of the Company’s common stock, $0.01 par value automatically will be converted into one share of common stock of DPI, $0.01 par value. Shareholders will not have to exchange their existing stock certificates for stock certificates of DPI.

Shareholders whose shares of common stock were freely tradable before the reincorporation will own shares of DPI that are freely tradable after the reincorporation. Similarly, any shareholders holding securities with transfer restrictions before the reincorporation will hold shares of DPI that have the same transfer restrictions after the reincorporation.

After the reincorporation, DPI will continue to be a publicly held corporation, with its common stock trading on the Over-the-Counter Bulletin Board. The trading symbol will remain the same. DPI will also file with the SEC and provide to our shareholders the same information that we have previously filed and provided

Diversified Product Inspections, Inc.

Notes to Condensed Financial Statements (Unaudited) (continued)

4. Proposed Settlement

During 2006, the Company was named, along with its three largest shareholders, as a defendant in a lawsuit by certain related investment companies that are also shareholders of the Company. The lawsuit alleges, among other things, the defendants violated certain securities laws, misrepresented facts and breached certain contracts and fiduciary duties.

On September 29, 2008, the Company signed a Settlement Agreement and Asset Purchase Agreement (the “Agreement”) with the plaintiffs providing for DPI to transfer all of its assets, except $250,000 (the “Excluded Amount”), to a Tennessee limited liability company (the “Tennessee Company”) which will also assume all of the Company’s liabilities, on a future closing date, subject to approval by the Company’s shareholders.

The Tennessee Company will be owned by three of the Company’s current directors. As part of the settlement, the pending litigation against the Company and its directors discussed above will be dismissed and the Company’s management will cancel 5,983,170 shares of common stock of the Company and sell to the plaintiffs 3,000,000 shares of common stock for nominal consideration. Under the Agreement, the Company will pay the entire $250,000 Excluded Amount to one of the plaintiffs. Following the closing contemplated by the Agreement, the Company will have no assets and no liabilities and will have 14,122,697 shares of common stock outstanding in contrast to 20,105,867 outstanding as of the date of this 10-Q filing. The plaintiffs in the litigation will designate the Company’s new officers and directors.

5. Earnings per Share

Basic earnings per share assumes no dilution and is computed by dividing income available to common stockholders by the weighted average number of common stock outstanding during each period. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the effect of common shares issuable upon the exercise of stock options or warrants, using the treasury stock method of computing such effects and contingent shares, or conversion of convertible debt.

The following table sets forth the computation of basic and diluted earnings per share for the periods indicated:

	Three months ended		Nine months ended
	September 30		September 30
	2008	2007	2008	2007
Basic and diluted:
Net income	$92,758	$38,298	$80,769	$43,050
Average shares outstanding	20,105,867	20,162,117	20,105,867	20,173,367
Basic and diluted earnings per share	$0.00	$0.00	$0.00	$0.00

General

We specialize in conducting investigations and laboratory analysis of a wide variety of products to determine the cause and origin of product failures. Our primary customers consist of national insurance companies that are interested in pursuing claims to which they have become subrogated. Subrogation is a legal principle, which provides that, to the extent an insurer has paid for a loss, the insurer receives the policyholder’s right to recover from any third party that caused the loss. We have accumulated a large database of known defective products that includes photos and other documentation that are used in our clients’ investigations. Additionally, we provide for the storage of evidence collected during an investigation, until our customer requests that it be disposed.

Results of Operations

Nine Months Ended September 30, 2008, Compared to Nine Months Ended September 30, 2007

Our revenues increased from $1,894,004 for the nine months ended September 30, 2007 to $1,930,547 for the nine months ended September 30, 2008, or by 1.9% due to increases in level II and III inspections over the same period in 2007 offset by a decrease in use agreement revenue during the same period.

Our total operating expenses for the nine months ended September 30, 2008, were $1,775,599, a decrease of $13,032, or 0.7% compared to the same period in 2007. Salary expense increased by $69,438 or 6.7%, primarily due to additional personnel added in the second half of 2007. This increase is offset by a decrease in general and administrative expenses of $86,843 or 12.4%, mainly due to a reduction in our reserve for bad debts and lower office and computer supply expense.

As a result of the increased revenue and slightly lower operating expenses, our net income of $80,769 for the nine months ended September 30, 2008, increased compared to our net income of $43,050 for the nine months ended September 30, 2007.

Financial Position

Our net accounts receivable increased by $15,604 or 5.6%, between December 31, 2007, and September 30, 2008, primarily due to increased third quarter revenue. Our accounts payable and accrued expenses increased by $21,725, or 29.1%, between December 31, 2007, and September 30, 2008, primarily due to timing of payments on related liabilities. Purchases of equipment totaling $11,783 in 2008 consist mainly of computer equipment and an emergency generator. As a result of these items combined with our year to date net income, our cash balance has increased by $127,640 between December 31, 2007, and September 30, 2008.

Liquidity and Capital Resources

At September 30, 2008, we had $400,000 available under our $400,000 revolving line of credit. We anticipate that our internal cash flow, supplemented by our revolving credit agreement, will be sufficient to fund operations for the next 12 months. During the current quarter, we entered into a Settlement Agreement and Asset Purchase Agreement that, if consummated, will result in the distribution of all assets and liabilities of DPI to a separate company owned by DPI’s directors. Whether or not the agreement is consummated, we are not aware of any material trend, event or capital commitment, which would potentially adversely affect our liquidity. In the event such a trend develops, we believe that we will have sufficient funds available to satisfy working capital needs through lines of credit and the funds expected from equity sales.

Critical Accounting Policies

The preparation of financial statements and related disclosures requires management to make judgments, assumptions and estimates that affect the amounts in the financial statements and accompanying notes. Item 6. Management’s Discussion and Analysis or Plan of Operation contained in DPI’s Annual Report on Form 10-KSB for the year ended December 31, 2007, describes these critical accounting policies.

Delivery of Information Statement to a Shared Address

If you and one or more shareholders share the same address, it is possible that only one Proxy Statement was delivered to your address. Any registered shareholder who wishes to receive a separate copy of the Proxy Statement at the same address now or in the future may mail a request to receive separate copies to Diversified Product Inspections, Inc., 1059 East Tri-County Boulevard, Oliver Springs, TN 37840, Attention: Ann Furlong, or by facsimile (865) 482-8477, and we will promptly deliver the Proxy Statement to you upon your request. Shareholders currently receiving multiple copies of our Proxy Statement at a shared address and who wish to receive a single copy may direct their request to the same address.

Diversified Product Inspections, Inc. PROXY	YOUR VOTE IS IMPORTANT

Mail
Postage Paid Envelope Provided
Mark, sign and date your proxy.
Return your proxy in the postage-paid envelope provided.

Thank you for voting!

You are entitled to one vote on the proposal below for every share of common stock of Diversified Product Inspections, Inc. that you owned on the record date of January 5, 2009.  DPI’s Board of Directors recommends that you vote “FOR” the proposal listed below. Your vote is important! Please read the Proxy Statement and Annual Report on Form 10-KSB and vote.

1.           I approve the sale of substantially all of the assets of DPI.

FOR ☐	AGAINST ☐	ABSTAIN ☐

This proxy is solicited on behalf of DPI’s Board of Directors for the special meeting of the shareholders.

The undersigned hereby appoints the Management of DPI with full power of substitution, as proxies for the undersigned to act and to vote all the shares of common stock of Diversified Product Inspections, Inc. held of record by the undersigned on January 5, 2009, at the special meeting of shareholders to be held on February 27, 2009, or any postponement or adjournment thereof.

Dated:	_________________, 2009

(Signature of Shareholder)

(Printed Name of Shareholder)

(Record Number of Shares Owned)

NOTE: Please sign exactly as your name appears on your share certificate. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

Diversified Product Inspections, Inc.
1059 East Tri-County Blvd.
Oliver Springs, Tennessee 37840